                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        KULICKE & SOFFA INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

        ------------------------------------------------------------------------

                                 KULICKE & SOFFA
                                     [LOGO]


                  2101 Blair Mill Road, Willow Grove, PA 19090


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                FEBRUARY 12, 2002


         THE ANNUAL MEETING OF SHAREHOLDERS OF KULICKE AND SOFFA INDUSTRIES, INC. (the "Company") will be held on Tuesday, February 12, 2002, at 4:30 p.m. at the offices of the Company, 2101 Blair Mill Road, Willow Grove, Pennsylvania, for the following purposes:

         1.       Election of directors;

         2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending September 30, 2002; and

         3. Transaction of such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on December 17, 2001, as the record date for the determination of holders of Common Shares entitled to notice of and to vote at the Annual Meeting.

         ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING, BUT WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN ORDER THAT YOUR STOCK MAY BE VOTED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.


                                              By Order of the Board of Directors
                                              SUSAN WATERS
                                              Secretary

January 7, 2002

                                 KULICKE & SOFFA
                                     [LOGO]


                  2101 Blair Mill Road, Willow Grove, PA 19090



                                 PROXY STATEMENT


                                                                 January 7, 2002

         THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. This proxy statement and the enclosed proxy are being mailed on or about January 7, 2002. A copy of the Company's 2001 Annual Report to Shareholders (which includes the Company's Annual Report on Form 10-K) is also enclosed but is not to be considered as proxy solicitation material.

VOTING AND REVOCABILITY OF PROXIES

         The Board of Directors has fixed the close of business on December 17, 2001, as the record date for determination of the shareholders entitled to vote at the Annual Meeting. As of the record date, there were 49,111,295 Common Shares outstanding ("Common Shares" or "Common Stock"). Each such share is entitled to one vote on all matters to be presented to the meeting.

         When proxies are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If no specific instructions are given, the shares will be voted FOR the following Items: (1) the election of the nominees for directors set forth herein; and (2) ratification of the appointment of independent accountants. A proxy is revocable at any time prior to its use by delivering a subsequently executed proxy or written notice of revocation to the Secretary of the Company.

         A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. If a quorum is present, (i) the two nominees for director receiving the highest number of votes cast at the Annual Meeting will be elected and (ii) the affirmative vote of a majority of the total votes cast by all shareholders entitled to vote at the Meeting will be required to ratify
Item 2 above. Abstentions, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote on any matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         To the best knowledge of the Company, the only persons or groups of persons that owned beneficially more than 5% of the outstanding Common Shares of the Company based on the number of shares outstanding as of December 17, 2001 were as follows:

                                        NUMBER OF              PERCENT OF
NAME AND ADDRESS                        SHARES                   CLASS
----------------                        ------                   -----
Capital Guardian Trust Company         5,634,730                 11.5%
333 South Hope Street
Los Angeles, CA 90071(1)

FMR Corp.                              5,031,254                 10.2%
82 Devonshire Street
Boston, MA 02109(2)


(1) Based on information provided pursuant to Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on February 14, 2001, Capital Group International, Inc. is the parent holding company of a group of investment management companies (including Capital Guardian Trust Company and Capital International, Inc.) that hold investment power and, in some cases, voting power over these shares. On the Schedule 13G, Capital Group International also reported that it does not have investment power or voting power over these shares but it may be deemed to "beneficially own" these shares by virtue of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the "34 Act"). Based on information provided pursuant to Schedule 13G filed with the SEC on February 14, 2001 by Capital Guardian Trust Company, all 5,634,730 shares are held by such company.


(2) Based on information provided pursuant to Schedule 13G jointly filed on August 10, 2001, FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson, beneficially own and have sole dispositive power with respect to 5,031,254 shares of Common Stock. The following FMR Corp. subsidiaries have beneficial ownership: Fidelity Management & Research Company, an investment adviser, Fidelity Management Trust Company, a bank as defined in the 34 Act and Fidelity International Limited, which provides investment advisory and management services.


                        ITEM 1 - - ELECTION OF DIRECTORS

         The Board of Directors currently consists of seven directors, divided into three classes of two directors and one class of one director. The Board of Directors intends to nominate John A. O'Steen and MacDonell Roehm, Jr., whose terms expire at the 2002 Annual Meeting, for re-election at the 2002 Annual Meeting to serve until the 2006 Annual Meeting and until their successors have been duly elected and qualified. Each shareholder who so chooses may cumulate votes in the election of directors (i.e. shareholders may multiply the number of votes the shareholder is entitled to cast by the total number of directors elected (i.e. two) and cast the whole number of votes for one candidate or distribute them among some or all candidates). The proxy agents reserve the right to vote the proxies cumulatively, if necessary, in order that one or both of Messrs. John A. O'Steen and MacDonell Roehm, Jr. will be re-elected to the Board of Directors. If either of the nominees should be unavailable at the time of the election, the persons named in the proxy may vote the proxies for such other persons as they may choose, unless the Board of Directors reduces the number of the directors to be elected.

         The following table provides certain information concerning: (i) John
A. O'Steen and MacDonell Roehm, Jr., the nominees for re-election, (ii) the persons whose terms as directors will continue after the Annual Meeting, and
(iii) the executive officers named in the Summary Compensation Table herein, including their ages, principal occupations and, as of December 1, 2001, beneficial shareholdings. Unless otherwise specified, such persons have held the positions indicated (other than directorships) for at least five years. To the best knowledge of the Company, each of the persons listed below has sole voting and investment power with respect to the beneficial shareholdings set forth, unless otherwise indicated.

                                                                 PRESENT                 COMMON SHARES
                                               DIRECTOR          TERM                 BENEFICIALLY OWNED
NAME, AGE AND OCCUPATION                       SINCE             EXPIRES               ON DECEMBER 1, 2001
------------------------                       -----             -------               -------------------
                                                                                        NUMBER         PERCENT
                                                                                        ------         -------
Philip V. Gerdine (62),                         2000              2004                     100           *
    Independent Consultant.  From 1989
to September 1998, served as Executive
Director, Siemens AG and the Managing
Director of the Plessey Company PLC.
Formerly, Vice President-Corporate
Development of Siemens Corporation.
Has held senior management positions
with General Electric Co., Price
Waterhouse and The Boston Consulting
Group.  Currently a director of Applied
Materials, Inc.

C. Scott Kulicke (52),                          1975              2003             1,439,910(1)(2)      2.9%
    Chairman of the Board and Chief
Executive Officer of the Company.  Also
serves on the Board of Directors of
Xetel Corporation.

John A. O'Steen (57),                           1988              2002                30,000(1)(3)       *
    Executive Vice President of
Operations (since July 1998) and
Executive Vice President (January to
June 1998) of Cornerstone Brands, Inc.,
a consumer catalog company. From 1991
to 1998, Chairman and Chief Executive
Officer of Cinmar, L.P., a mail order
catalog company acquired by the
predecessor of Cornerstone Brands in
September 1995.  Formerly, President,
Chief Executive Officer and a director
of Cincinnati Microwave, Inc., a
manufacturer of electronic products.
Currently, a director of Cornerstone
Brands, Inc.

Allison F. Page (78),                           1962              2005                11,040(1)          *
    Retired partner in the Philadelphia
law firm of Pepper Hamilton LLP.

MacDonell Roehm, Jr. (62),                      1984              2002                70,000(1)          *
    Chairman of Australian Ventures
LLC, a private equity fund focusing on
emerging company investments in
Australia and New Zealand, since 1999.
Chairman and Chief Executive Officer of
Crooked Creek Capital  LLC, a provider
of strategic, operational and


financial restructuring services, since
1998. Former Chairman, President and Chief
Executive Officer of Bill's Dollar Stores,
Inc., a chain of retail convenience stores, from 1994 to March 1998. Prior to that time, Managing Director of AEA Investors, Inc., a private investment firm. Also serves on the Board of Directors of Tower Technology Pty.,
Ltd., SCIA Holdings Pty. Ltd. and JB Hi Fi
Pty. Ltd.

Larry D. Striplin, Jr. (72),                    1995              2004                10,000(1)          *
    Chairman of the Board and Chief
Executive Officer of Nelson-Brantley
Glass Contractors, Inc., a glass
contractor, and Circle "S" Industries,
Inc., a real estate management
company.  Mr. Striplin was Chairman of
Circle "S" Industries, Inc. and
American Fine Wire Corp. before their
acquisition by the Company in 1995.
Currently, a director of HealthSouth
Corporation and The Banc Corporation.

C. William Zadel (58),                          1989              2005                12,000(1)          *


    Chairman and Chief Executive
Officer of Mykrolis Corporation, a
multinational company focused on developing, manufacturing and marketing technically advanced filtration, purification and control products for the global semiconductor industry. Mykrolis is the former microelectronics division of
Millipore Corporation. Prior to becoming
Chief Executive Officer of Mykrolis at its separation from Millipore in August 2001, Mr. Zadel was Chairman and Chief Executive
Officer of Millipore since April of 1996; he retains his position as Chairman of the Board of Millipore. Currently, a director of Matritech, Inc.



Jack Belani (48),                                --                --                 33,875(1)          *
    Vice President of the Company and
President of Wire Bonding Division.

Alexander A. Oscilowski (42),                    --                --                 31,307(1)          *
    Senior Vice President of the
Company and Office of the President.

Morton K. Perchick (64),                         --                --                150,520(1)          *
    Executive Vice President of the
Company and Office of the President.

Clifford G. Sprague (57),                        --                --                 83,853(1)           *
    Senior Vice President and Chief
Financial Officer of the Company.

All directors and executive officers as          --                --              1,968,653(4)          4.0%
a group (13 persons).

*     Less than 1.0%

(1) Includes or consists of shares subject to outstanding options that are currently exercisable or exercisable within 60 days after December 1, 2001 in the following amounts: Mr. Kulicke (569,010), Mr. O'Steen (10,000), Mr. Page (10,000), Mr. Roehm (64,000), Mr. Striplin
      (10,000), Mr. Zadel (10,000), Mr. Belani (33,280), Mr. Oscilowski
      (30,585), Mr. Perchick (147,795) and Mr. Sprague (81,828).

(2)   Includes 696,058 shares jointly held with Mr. Kulicke's wife.

(3)   Includes 2,000 shares jointly held with Mr. O'Steen's wife.

(4) Includes 1,054,888 shares subject to options that are currently exercisable or exercisable within 60 days after December 1, 2001. See also footnote (1) above.


For further information concerning Directors and Executive Officers see "Additional Information" herein.

    THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ELECTION OF EACH OF THE
                             NOMINEES FOR DIRECTOR.

                ITEM 2 - - APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         At the recommendation of the Company's Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending September 30, 2002. PricewaterhouseCoopers LLP has served as the Company's independent accountants for a number of years. The election of independent accountants by the shareholders is not required by law or by the Company's By-laws. Traditionally, the Company has submitted this matter to the shareholders for ratification and believes that it is good practice to continue to do so. If a majority of the votes cast on this matter are not cast in favor of the reappointment of PricewaterhouseCoopers LLP, the Company will appoint other independent accountants as soon as is practical and before the close of the 2002 fiscal year.

         A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to make a statement if he or she so desires and will be available to respond to any appropriate questions.

AUDIT FEES

         The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for the performance of the audit and the review of the Company's financial statements during Fiscal 2001 were approximately $610,000.

ALL OTHER FEES

         The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for all non-audit services, including fees for acquisition and tax-related services during Fiscal 2001 were approximately $1,000,000. Such non-audit services did not include any financial information systems design and implementation services.

         The Company's Audit Committee has determined that the provision of the services provided by PricewaterhouseCoopers LLP as set forth herein are compatible with maintaining PricewaterhouseCoopers' independence.


                  THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
                       RATIFICATION OF THE APPOINTMENT OF
                   PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S
                            INDEPENDENT ACCOUNTANTS.


                             ADDITIONAL INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports.

         Based solely on the Company's review of the copies of these reports received by it and written representations received from reporting persons with respect to the filing of reports on Forms 3, 4 and 5, the Company believes that all such filings required to be made by the reporting persons for Fiscal 2001 were made on a timely basis.

SUMMARY COMPENSATION TABLE

         The following table sets forth information with respect to the compensation received by the Chief Executive Officer and the four other most highly compensated executive officers of the Company (together with the Chief Executive Officer, the "named executive officers") for the fiscal year ended September 30, 2001 ("Fiscal 2001"), as well as the compensation received by each such individual for the Company's previous two fiscal years ("Fiscal 2000" and "Fiscal 1999," respectively), if applicable.


                                                                                               LONG TERM
                                                    ANNUAL COMPENSATION                   COMPENSATION AWARDS
                                                    -------------------                   -------------------
                                                                                  SECURITIES
          NAME AND              FISCAL                                           OTHER ANNUAL      UNDERLYING        ALL OTHER
     PRINCIPAL POSITION          YEAR          SALARY($)(1)     BONUS($)(1)(2) COMPENSATION($)(3)  OPTIONS(#)(4)  COMPENSATION($)(5)
------------------------------------------------------------------------------------------------------------------------------------
C. Scott Kulicke                 2001         $484,740         $      0          $ 7,218           110,600         $15,750
    Chairman of the Board        2000          426,495          688,703            6,709               --           15,750
    and Chief Executive          1999          389,430          348,064            6,709           95,400           15,750
    Officer

Jack Belani                      2001         $230,974         $150,000          $10,902           35,200          $ 3,960
    Vice President               2000          190,885          206,292            2,637               --            3,064
    President of Wire            1999           78,269          121,202               --           61,200            1,786
    Bonding Division

Alexander A. Oscilowski          2001         $287,640         $120,000          $ 5,923           49,700          $ 5,203
    Senior Vice President        2000          201,169          211,565            2,290               --           54,797
    Office of the President      1999           46,250           50,315               --           45,400           31,969

Morton K. Perchick               2001         $329,869         $134,400          $12,025           55,500          $18,375
    Executive Vice President     2000          268,978          341,014            7,275               --           18,375
    Office of the President      1999          234,173          198,137            6,555           44,600           17,500

Clifford G. Sprague              2001         $266,402         $107,250          $12,206           45,600          $13,125
    Senior Vice President        2000          237,646          202,829            6,303               --           14,713
    and Chief Financial          1999          215,660          109,283            6,303           32,600           10,904
    Officer

----------

(1) Includes amounts earned but deferred at the election of executive officers under the Company's Executive Deferred Compensation Plan.

(2) These amounts represent incentive payments to the named executive officers as participants in the Company's Executive Incentive Compensation Plan for the fiscal year indicated. (See Compensation Committee Report on Executive Compensation herein.)

(3) These amounts represent, for Fiscal 1999, 2000 and 2001, the Company's reimbursement of taxes paid by the named executive officers on Company-provided automobiles and, for Fiscal 2001, automobile allowances for Messrs. Perchick and Sprague.

(4) These amounts were adjusted to reflect the two-for-one stock split effective on July 31, 2000.

(5) This column includes, for Fiscal 1999, 2000 and 2001, the Company's matching contribution to its 401(k) Incentive Savings Plan with respect to Messrs. Kulicke, Belani, Oscilowski, Perchick and Sprague and, for Fiscal 1999 and 2000, reimbursement of relocation expenses for Mr. Oscilowski.


STOCK OPTION TABLES

         The following tables set forth information with respect to: (i) stock option grants by the Company to the named executive officers in Fiscal 2001, and
(ii) the aggregate option exercises by each named executive officer during Fiscal 2001, the number of unexercised options and the value of unexercised in-the-money options held by each named executive officer at the Fiscal 2001 year-end, respectively.

OPTION GRANTS IN FISCAL 2001

                                                              Individual Grants
                            ------------------------------------------------------------------------------------------
                                             % of Total                                     Potential Realizable Value
                            Number of         Options                                       at Assumed Annual Rates of
                             Shares         Granted to                                       Stock Price Appreciation
                           Underlying       Employee in          Exercise                       for Option Term(3)
                            Options           Fiscal              Price       Expiration    --------------------------
          Name             Granted(1)         Year(2)           Per Share        Date         5%             10%
          ----             ----------         -------           ---------        ----         --             ---
C. Scott Kulicke......      110,600            4.6%              $14.375       10/19/10      $999,864     $2,533,851

Jack Belani...........       35,200            1.5%               14.375       10/19/10       318,221        806,434

Alexander A. Oscilowski      49,700            2.1%               14.375       10/19/10       449,306      1,138,629

Morton K. Perchick....       55,500            2.3%               14.375       10/19/10       501,740      1,271,508

Clifford G. Sprague...       45,600            1.9%               14.375       10/19/10       412,240      1,044,698

----------

(1) All options granted to named executive officers in Fiscal 2001 were granted under the Company's 1998 Employee Stock Option Plan and generally become exercisable commencing one year from the date of grant in installments of 25% per year.

(2) The Company granted options to employees to purchase a total of 2,380,714 shares during Fiscal 2001.

(3) These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date.


AGGREGATED OPTION EXERCISES IN FISCAL 2001 AND 2001 FISCAL YEAR-END OPTION
VALUES

         The following table sets forth information with respect to the aggregate option exercises by each named executive officer in Fiscal 2001 and the value of unexercised in-the-money options held by each named executive officer at the end of Fiscal 2001, respectively.

                                                                           NUMBER OF SHARES
                                                                             UNDERLYING
                                                                             UNEXERCISED                   VALUE OF UNEXERCISED
                                                                          OPTIONS AT FISCAL                IN-THE-MONEY OPTIONS
                                 SHARES                                        YEAR-END                    AT FISCAL YEAR-END(1)
                                ACQUIRED ON                          ------------------------------    ----------------------------
    NAME                         EXERCISE        VALUE REALIZED       EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------------
C. Scott Kulicke                  14,000         $187,292            502,200            281,200         $2,077,035      $375,343

Jack Belani                        - 0 -            - 0 -             24,480             71,920                 --            --

Alexander A. Oscilowski            - 0 -            - 0 -             18,160             76,900                 --            --

Morton K. Perchick                 - 0 -            - 0 -            115,920            133,580            328,624       169,756

Clifford G. Sprague                - 0 -            - 0 -             57,028            103,720            126,902       126,902

----------

(1) In-the-money options are those where the fair market value of the underlying shares exceeds the exercise price of the option. The closing price of the Company's Common Shares on September 28, 2001, the last trading day during Fiscal 2001, was $10.90 per share.

PENSION PLAN

         The Company has maintained a tax-qualified defined benefit pension plan, which covered U.S. employees who had reached age 21 and completed one year of service. Effective December 31, 1995, benefit accruals under the Company's pension plan were frozen. Retirement benefits under this pension plan are determined under a formula based on length of service and average compensation in the three consecutive calendar years during the ten year period ended December 31, 1995, producing the highest average (subject to certain Internal Revenue Code limits). Assuming normal retirement at age 65 and election of payment in the form of an annuity, the named executives would receive the following annual amounts under the pension plan: C. Scott Kulicke - $57,996; Jack Belani - 0 -; Alexander A. Oscilowski - 0 -; Morton K. Perchick - $29,951; and Clifford G. Sprague - $15,793.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

         The Company has Termination of Employment Agreements with its executive officers which provide that in the event of certain changes in control, as defined in the agreements, the officer who is a party to such agreement and whose employment terminates, other than voluntarily or for cause, within 18 months after such change in control, will be entitled to termination pay equal to the lesser of a specified number of months' target total cash compensation (base salary plus incentives) for the year in which the change in control occurs or $10 less than the amount which would subject the officer to excise tax with respect to such payment under Section 4999 of the Internal Revenue Code or would make payment thereof non-deductible by the Company under Section 280G of the Code. Such agreements were renewed by the Board of Directors in December 2000 and are all currently scheduled to expire on December 31, 2003, unless extended. The named executive officers' Termination of Employment Agreements provide for payment of the following number of months' target total cash compensation:
Messrs. C. Scott Kulicke, 30 months; Belani, 18 months; Oscilowski, 18 months; Perchick, 18 months; and Sprague, 18 months.

         Under the Company's 2001 Employee Stock Option Plan ("2001 Plan"), the 1998 Employee Stock Option Plan ("1998 Plan") and the 1994 Employee Stock Option Plan ("1994 Plan"), in the event of a change in control of the Company (as defined in those plans), all outstanding options become fully vested and exercisable. Under the Company's 1997 Non-Qualified Stock Option Plan for Non-Employee Directors (the "1997 Director Plan"), if the Company is a party to any merger in which it is not the surviving entity, or any consolidation or dissolution, all outstanding options will terminate and the optionee will receive, in cash, from the Company an amount equal to the fair market value of the shares subject to his or her outstanding options less the amount which would be required to exercise such options. Under the Company's 1988 Employee Stock Option Plan and 1988 Non-Qualified Stock Option Plan for Non-Officer Directors (the "1988 Director Plan"), if the Company is a party to any merger in which it is not the surviving entity, or any consolidation or dissolution, all outstanding options will terminate and the optionee will receive, in cash, from the Company an amount equal to the fair market value of the shares subject to then exercisable options less the amount which would be required to exercise such options. Under the Company's Officers' Deferred Compensation Plan, on a change in control (as defined in that plan) participants receive a lump sum payment of the value of their accounts.

BOARD MATTERS

         In Fiscal 2001, the Board of Directors met six times. Three of such meetings were regular meetings and three of such meetings were special meetings. Directors who are not officers of the Company receive a quarterly retainer of $3,000, plus $2,000 for each meeting of the Board attended and $1,000 for each telephone meeting of the Board attended. Committee Chairmen also are paid an annual retainer of $2,000, and committee members are paid $1,000 for each committee meeting not held on the date of a Board meeting. All of the incumbent directors attended at least 75% of the Board and applicable committee meetings in Fiscal 2001.

         Each member of the Board who is not also an officer or employee of the Company is eligible to participate in the 1988 and 1997 Director Plans. Pursuant to the 1988 Director Plan (which terminated in 1998), options to purchase 5,000 Common Shares were automatically granted to each eligible director on the last day of each February on which the Company's shares were publicly traded through 1998. In February 1999, a similar grant was made pursuant to the 1997 Director Plan, which provides for such grants through 2008. As a result of the two-for-one stock split effective on July 31, 2000, grants under the 1997 Director Plan were increased to 10,000 Common Shares beginning with the grant made in February 2001. The exercise price of all such options is equal to 100% of the fair market value of the Company's Common Shares on the date of grant. All options granted under the 1988 Director Plan and options granted under the 1997 Director Plan prior to February 13, 2001 become exercisable in 20% annual increments commencing on the first anniversary of the date they are granted. Options granted under the 1997 Director Plan after February 13, 2001 become exercisable in 25% annual increments commencing on the first anniversary of the date they were granted.

         See also "Certain Relationships and Related Transactions" below.

         The Company has standing Audit and Compensation Committees. There is no standing Nominating Committee. The Audit Committee, comprised of Messrs. MacDonell Roehm, Jr., Chairman, Philip V. Gerdine and Allison F. Page, met five times during Fiscal 2001. The Audit Committee recommends to the Board for its approval, and for ratification by the stockholders, the engagement of the Company's independent accountants to serve the following fiscal year, reviews the scope of the audit, considers comments made by the independent accountants with respect to accounting procedures and internal controls and the consideration given thereto by the Company's management, and reviews internal accounting procedures and controls with the Company's financial management.

         The Compensation Committee, comprised of Messrs. John A. O'Steen, Chairman, Larry D. Striplin, Jr. and C. William Zadel, met six times during Fiscal 2001. The principal duties of the Compensation Committee are to approve compensation arrangements for the executive officers and senior managers of the Company and to administer the Company's stock option plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On October 2, 1995, the Company acquired American Fine Wire Corporation ("AFW") through the merger of a subsidiary of the Company into Circle "S" Industries, Inc., the parent corporation of AFW ("Circle S"). Larry D. Striplin, Jr., a director of the Company and former director of Circle S, and various members of his family and related trusts owned slightly more than a majority of the outstanding common stock of Circle S. In connection with the AFW acquisition, the Company's Board agreed to elect, and on December 12, 1995 did elect, Larry D. Striplin, Jr. as a director of the Company. Mr. Striplin subsequently was reelected a director of the Company at its 1996 Annual Meeting of Shareholders for a four-year term and at its 2000 Annual Meeting of shareholders for an additional four-year term. Pursuant to the AFW acquisition, the Company also assumed a 1990 employment and non-competition agreement between Circle S and Mr. Striplin providing for payments to him or his estate of $200,000 per year for five years following the date of the AFW acquisition. Mr. Striplin's employment by Circle S and AFW terminated at the time of such acquisition.

         On November 28, 2000, Mackenzie-Childs Ltd. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. At the time of the Chapter 11 filing, Director MacDonell Roehm, Jr. was Chairman and Chief Executive Officer of Mackenzie-Childs Ltd. Mr. Roehm was hired by
Mackenzie-Childs

Ltd. in 2000 to implement remedial action plans. By filing the petition, Mackenzie-Childs Ltd. sought reorganization to provide a framework under which those remedial action plans could be executed.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Company's Board of Directors, comprised entirely of outside directors, is responsible for approving compensation arrangements for the officers and senior managers of the Company.

         The Compensation Committee seeks to achieve the following goals with the Company's executive compensation programs: to attract and retain key executives; to motivate and reward executives for the attainment of Company-based and individual performance objectives; and to provide executives with an opportunity to acquire an equity interest in the Company. The Compensation Committee seeks to foster a performance-oriented environment by tying a significant portion of each executive's cash compensation to the achievement of objectives that are important to the Company.

         The Company's Executive Incentive Compensation Plan is currently comprised of three principal components: base salary; cash incentive; and equity incentive in the form of stock options granted under the Company's stock option plans.

TARGET TOTAL CASH COMPENSATION

         Target total cash compensation for each executive is established based on marketplace data. For this purpose, in Fiscal 2001 the Company utilized principally the data for companies with sales between $500 million and $1 billion as reported by nationwide participants in the Aon Consulting/Radford Division 2000 Executive Compensation Report. Participants in that nationwide survey are not limited to the companies included in the Company's peer group established to compare shareholder returns in the performance graph included below because the Compensation Committee believes that the Company's competitors for executive talent are not limited to that peer group.

BASE SALARY AND CASH INCENTIVE

         Once target total cash compensation has been established for each executive, the total compensation is divided into a base salary portion and a cash incentive portion. Generally, the higher the level of responsibility of the executive within the Company, the greater the portion of that executive's target total cash compensation that consists of the cash incentive component. At budgeted performance levels, targeted cash incentive ranges from approximately 43% to 56% of targeted total cash compensation (75% to 125% of base salary) for the named executive officers.

         On August 1, 2001, the Company instituted a temporary reduction in the base salaries of employees, including a 15% reduction in the base salaries of participants in the Executive Incentive Compensation Plan.

         For Fiscal 2001, the Company elected to make no payments under the Executive Incentive Compensation Plan for achievement of Company-based performance objectives. The cash incentive portion of the compensation of participants in the Executive Incentive Compensation Plan for Fiscal 2001 was based entirely upon achievement of individual performance objectives. Based upon achievement of such objectives, an aggregate of $869,400 was earned by and awarded to the Company's executive officers under the Plan.

EQUITY INCENTIVE

         The Company grants stock options annually to all participants in the Executive Incentive Compensation Plan. The purpose of these grants is to give participants a stake in the success of the Company as measured by the stock market's assessment of the Company's performance. The number of options granted to each participant has generally been determined on the basis of a percentage of target total cash compensation that varies depending on the participant's level of responsibility. The extent of existing options or stock ownership is not generally considered in granting options, except that the Company sometimes grants an initial round of options to newly recruited executives to provide them with some stake in the Company's success from the commencement of their employment.

         The option grants to the seven executive officers on October 19, 2000 amounted to approximately .8% of the Company's Common Shares outstanding on or about the date of the grants.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The Compensation Committee uses the same factors in determining the compensation of the Chief Executive Officer as it does for the other participants in the Executive Incentive Compensation Plan. Following an analysis of marketplace data and a subjective assessment of the Chief Executive Officer's performance, the Compensation Committee approved an increase in the annual base salary of the Chief Executive Officer from $450,000 to $499,500 for Fiscal 2001. The Chief Executive Officer, whose cash incentive is based entirely upon Company-based performance objectives, received no cash incentive payment for Fiscal 2001.

         The Compensation Committee is mindful of the potential impact upon the Company of Section 162(m) of the Internal Revenue Code, which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000. While reserving the right of the Company to offer such compensation arrangements as may be from time-to-time necessary to attract and retain top-quality management, the Compensation Committee intends generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m) of the Code.

                           THE COMPENSATION COMMITTEE

                            JOHN A. O'STEEN, CHAIRMAN
                             LARRY D. STRIPLIN, JR.
                                C. WILLIAM ZADEL

PERFORMANCE GRAPH

         The graph set forth below compares, for fiscal years 1997 through 2001, the yearly change in the cumulative total returns to holders of Common Shares of the Company with the cumulative total return of a peer group selected by the Company and of the NASDAQ Stock Market-US Index. The peer companies are all among the top 25 semiconductor capital equipment suppliers in the world and were selected by the Company based principally on nature of business, revenues, employee base, technology base, market share, customer and customer relationships. The peer group is composed of Advanced Semiconductor Materials International N.V., Applied Materials, Inc., BTU International, Inc., Electro Scientific Industries, Inc., FSI International, Inc., Genus, Inc., KLA - Tencor Corp., Lam Research Corp., LTX Corp., Novellus Systems, Inc. and Teradyne Inc. The graph assumes that the value of the investment in the relevant stock or index was $100 at September 30, 1996 and that all dividends were reinvested. Total returns are calculated based on a fiscal year ending September 30. For purposes of the peer group index, the peer group companies have been weighted based upon their relative market capitalization. The closing market price of the Company's Common Shares as of September 28, 2001 was $10.90. The closing market price of such shares on December 17, 2001 was $17.71.



                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                    AMONG KULICKE & SOFFA INDUSTRIES, INC.,
             THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP


[Line Graph]


KULICKE & SOFFA INDS INC
                                                       Cumulative Total Return
                                   -----------------------------------------------------------
                                     9/96       9/97       9/98      9/99       9/00      9/01
KULICKE & SOFFA INDUSTRIES, INC.   100.00     407.14     119.78    213.74     234.07    191.65
NASDAQ STOCK MARKET (U.S.)         100.00     137.27     139.44    227.82     302.47    123.64
PEER GROUP                         100.00     305.16     134.43    421.01     603.82    329.75


* $100 INVESTED ON 9/30/1996 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING SEPTEMBER 30.

                          REPORT OF THE AUDIT COMMITTEE


         The Audit Committee of the Company is composed of three independent directors and operates under a written charter approved by the Audit Committee and adopted by the Board of Directors. The purpose of the Audit Committee is to monitor the integrity of the financial statements of the Company, oversee the independence of the Company's independent accountants, and recommend to the Board the selection of the independent accountants. Each of the members of the Audit Committee meets the independence requirements of NASDAQ.

         Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

REVIEW WITH MANAGEMENT

         The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended September 30, 2001 with management.

REVIEW AND DISCUSSIONS WITH INDEPENDENT ACCOUNTANTS

         The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, "Communications with Audit Committees," as amended by Statement of Auditing Standards No. 90, "Audit Committee Communications."

         The Audit Committee has also reviewed the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the accountants their independence, and concluded that the nonaudit services performed by PricewaterhouseCoopers LLP are compatible with maintaining their independence.

           The Audit Committee has instructed the independent accountants that the Audit Committee expects to be advised if there are any subjects that require special attention.

CONCLUSION

         Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 filed with the Securities and Exchange Commission.


                                 AUDIT COMMITTEE

                         MACDONELL ROEHM, JR., CHAIRMAN
                                PHILIP V. GERDINE
                                 ALLISON F. PAGE

                              SHAREHOLDER PROPOSALS

         Proposals which shareholders desire to have included in the Company's proxy statement for the Annual Meeting in 2003 pursuant to Securities Exchange Act Regulation 14a-8 must be addressed to the Secretary of the Company and received by the Company on or before September 9, 2002.


                                  OTHER MATTERS

         The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by certain officers and regular employees of the Company personally or by written communication, telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.

         Although the Company knows of no items of business which will be presented at the Annual Meeting other than those described herein, proxies in the accompanying form will confer discretionary authority to the proxy agents with respect to any other matters which may come before the meeting to the extent permitted by the applicable rules of the SEC. In this regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(1) which grants the proxy agents discretionary authority to vote on any shareholder proposals presented at the meeting of which the Company has not received notice at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for last year's Annual Meeting. The Company received no notice of any shareholder proposal by such anniversary date (i.e. November 26, 2001).

         THE COMPANY, UPON REQUEST, WILL FURNISH TO RECORD AND BENEFICIAL HOLDERS OF ITS COMMON STOCK, FREE OF CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT WITHOUT EXHIBITS) FOR FISCAL 2001. COPIES OF EXHIBITS TO THE FORM 10-K ALSO WILL BE FURNISHED UPON REQUEST FOR A PAYMENT OF A FEE OF $.50 PER PAGE. ALL REQUESTS SHOULD BE DIRECTED TO THE DIRECTOR OF THE INVESTOR RELATIONS DEPARTMENT OF THE COMPANY AT THE OFFICES OF THE COMPANY SET FORTH ON PAGE 1 OF THIS PROXY STATEMENT.

         In addition, electronic copies of the Company's Fiscal 2001 Annual Report, Form 10-K and proxy statement will be available on the Company's website at:

             http://www.kns.com/investors/financials/secreports.asp

after the reports are mailed to shareholders in early January 2002.



                                              By Order of the Board of Directors
                                              SUSAN WATERS
                                               Secretary



January 7, 2002

A [X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.



                                                   WITHHOLD
                           FOR                    AUTHORITY
1. ELECTION              NOMINEES                 TO VOTE FOR
      OF                  LISTED               NOMINEES LISTED
   DIRECTORS              [   ]                    [  ]

Nominees: John A. O'Steen
          MacDonell Roehm, Jr.


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------
BY SIGNING THIS PROXY, AUTHORITY IS GIVEN TO CUMULATE VOTES IN THE DISCRETION OF PROXIES FOR LESS THAN ALL NOMINEES LISTED.





2. Appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending September 30, 2002.


     FOR                        AGAINST                           ABSTAIN
     [  ]                         [  ]                              [  ]

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

You are urged to sign and return this proxy so that you may be sure that your shares will be voted. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

-------------------------------------------------
             SIGNATURE OF SHAREHOLDER

                                                     Dated                 2002
----------------------------------------------------       ---------------
 SIGNATURE OF SHAREHOLDER

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AUTHORIZED PERSON.